James E. Slayton, CPA
2858 West Market Street
Suite C
Akron, Ohio 44333

To Whom It May Concern:                                        March 3, 2000

The firm of James E, Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of ALD Services, Inc. from the inception date of November 10, 1998 through December 31, 1998 through December 31, 1999, and the years ending December 31, 1998 and December 31, 1999 in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/James E. Slayton, CPA
Ohio License ID# 04-1-15582